EXHIBIT 99.2

FINAL TRANSCRIPT

Thomson StreetEvents SM „„„

Conference Call Transcript

SCIL - Q4 2005 Scientific Learning Earnings Conference Call

Event Date/Time: Feb. 23. 2006 / 2:00PM PT

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Bowen
 Scientific Learning Corporation - Chairman and CEO

Jane Freeman
Scientific Learning Corporation - Senior VP and CFO

CONFERENCE CALL PARTICIPANTS

Lynn Schietler
Private Investor

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Scientific Learning Fourth Quarter 2005 Earnings Conference Call.

[OPERATOR INSTRUCTIONS]

On the call with us today we have Mr. Bob Bowen, Chairman and Chief Executive Officer as well as Ms. Jane Freeman, Senior Vice President and Chief Financial Officer. I will now turn the call over to today’s host, Ms. Jane Freeman, Senior Vice President and Chief Financial Officer. Please proceed, ma’am.

Jane Freeman - Scientific Learning Corporation - Senior VP and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and the other financial results and the drivers behind them; trends in the K-12 education market, including available funding, results that may be achieved by the use of our products; and new product introductions. Such statements are subject to risks and uncertainties, and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in this call.

We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activity than revenue. A reconciliation of booked sales, revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website. And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

The fourth quarter was a disappointment. Booked sales in the K-12 market for our unique family of Fast ForWord®software were down 38% and 17% for the year. This is our first year-on-year sales decline in the history of the Company. Sales from 2000 through 2004 grew at a compounded rate of 24% in a market that was fundamentally flat to up slightly. We knew 2005 would be a tough comparison with the Philadelphia transaction in the 2004 results; however, these sales are well below our expectations.

In a moment, I will review the factors that contributed to this sales decline and the actions we have taken to get booked sales back in our targeted growth range of 20 to 30%, but first I will provide you with a quick overview of the financial results for the quarter and year. Jane Freeman, our Senior Vice President and CFO, will provide more in depth information on these financial results, as well as her own perspective on the business.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

As a result of the sales miss, revenues for the quarter were $7.0 million, down 14% from last year’s fourth quarter. For the year, revenues were up 30%. We had a net loss for the quarter of $1.5 million compared to a $1 million loss last year. For the year, net profits were $5.6 million compared to a loss of $693,000 in 2004. While revenue and profits were up substantially for the year, this was below our expectations and guidance. We ended the year with $12.1 million in cash compared to $10.3 million in 2004; however, for the first time since 2001 our operations consumed cash.

The decline in sales for the quarter and year is not due to the lack of opportunity for our solution. Our K-12 sales pipelines continue to reach record levels; however, our close ratio in two of our largest quarters, the second and fourth, was substantially below our historical ranges. We believe there are four basic reasons for this sales miss and the longer sales cycles. Two of the reasons are interrelated and apply across all four of our sales regions. For the other two, one applies to Texas, and the other applies to our Southeastern Sales Region. These factors deal with the focus on our sales --in how we are focusing our sales and marketing resources, the increased caution in buying decisions, funding in Texas, and sales leadership in the Southeast.

First, we believed that we could drive sales productivity to industry record levels because of the uniqueness of the solution and by closing multi-million dollar transactions in primarily large urban districts. The Philadelphia transactions in 2003 and 2004 gave us confidence in this approach. This strategic focus on large accounts had the effect of committing a major portion of our most experienced account managers on large accounts, and a smaller number of accounts.

While urban districts are a very good match for our unique innovation, these districts tend to have frequent changes in leadership and complex decision processes. The largest portion of the miss for the year was with our most experienced sales professionals and in expanding existing accounts. In my opinion, this has little to do with their skills, knowledge, and dedication and everything to do with focus. I made a strategic error in assuming that we could close these large urban accounts in a timely and predictable fashion. In the process, I moved our sales organization focus from the business’s historical sweet spot in the marketplace, that is in mid-size school districts, to large transactions focused on large accounts. We have altered the strategy by refocusing our sales organization on our sweet spot and requiring a corporate decision to pursue a multi-million dollar transaction. We are also moving more quickly to close a transaction versus trying to upsize a deal.

I do want to make it clear that I believe we will have more of these large transactions, however, we intend to be much more selective in committing resources into these large, complex transactions. With our market penetration, there is more than adequate room in our sweet spot of the market for the sales growth required to achieve our goals. This change in focus does require that we have more sales capacity. Fortunately in 2005, we increased our sales capacity by 33% and will add 11% more in 2006. The capacity added in 2005 should become increasingly productive as we move through the year. It is worth noting that our top performers against quota in 2005 were second year reps.

The second factor related to the buying decisions continuing to be delayed as a general pattern, demonstrating unusual caution among educational buyers. This general increase in caution was related to a wide variety of factors including confusion around requirements and timing of federal dollars associated with No Child Left Behind. The severe penalties associated with the accountability requirements of No Child Left Behind have also produced more careful consideration of the solutions being selected to correct achievement gaps. While positive over the long term for Fast ForWord, the immediate impact was to slow decisions.

Finally, high gasoline prices resulting from the hurricanes added more pressure on spending as school districts took tough actions to contain transportation costs. While these factors did not reduce available federal dollars, our primary source of sales, it did slow decisions. We do not believe that this malaise and uncertainty will grow worse. Also, by focusing on our sweet spot, we will generally be dealing with districts that have more consistent leadership and move more quickly in executing decisions, and tend to be more innovative.

The third factor related to the funding issues in Texas, which resulted in a number of our expansion targets delaying decisions or acting on much smaller transactions. All three of our veteran Texas account managers finished below their 2004 performance levels; however, each of these sales professionals produced more than $1 million in sales for the year, and one produced more that $2 million. Texas was down 9% year-on-year.

Texas has been and continues to be our largest sales producing state. We believe that the Texas Legislature will pass a new educational funding formula, and we should have a strong second half in Texas. Additionally, we are one of ten solutions approved for the special $15 million intensive reading intervention funding. I would also remind you that the Texas Legislature passed into law a bill calling for the development of cognitive skills using neuroscience proven solutions with struggling readers in late 2005. This provides great credibility for Fast ForWord software and makes our innovation a safe choice for Texas educators.

The fourth and final factor related to our Southeastern sales region, where our largest miss and biggest decline year-on-year occurred. Most of the factors above also applied to this region; but in addition, we had a sales leadership issue. We made the necessary change in late 2005 and have a

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

new experienced sales manager in place. The early evidence is that this region is quickly getting refocused, and we anticipate the Southeast will get the year off to a solid start.

A positive outcome in support of this view is the action taken in January by the Duval County District’s Board of Education in Jacksonville, Florida. This district is now lead by Dr. Joey Wise, formerly Superintendent of Schools in Christina, Delaware. The school board has approved the decision to purchase Fast ForWord for 33 school sites for $2 million. The first purchase of 15 schools was made in time for the schools to begin using Fast ForWord in late March of this year. This is very good news and provides momentum to getting Florida back on a growth track.

We see no change in the substantial interest about brain research in the K-12 market and our growing family of Fast ForWord software products. Our national, regional and local brain research seminars continue to attract large audiences. Our pipelines continue to reach historic levels, and the overall state funding environment continues to improve, with tax revenues up and surpluses growing. Our primary source of federal funding, Title I and Special Education, remain stable. The research from both universities and school districts continues to demonstrate the uniqueness and power of Fast ForWord patented software to quickly build the learning capacity of students required to alter basic achievement patterns. These studies continue to verify that Fast ForWord produces brain changes that are fast, effective, and endure over time.

The challenge continues to be that the Fast ForWord message falls outside standard curriculum and content approaches. In addition, the content of the Fast ForWord application does not make the power of the innovation intuitive to educators. For decades, educators have purchased innovations that have failed to deliver as promised, making them skeptical of the dramatic results produced by Fast ForWord software. The uniqueness of Fast ForWord, along with the science and research that supports this innovation offers both the advantage, as well as the challenge in marketing and selling this powerful solution to a conservative marketplace.

We are moving with a great sense of urgency to get our sales growth back on track. If there are early indications that this caution in decision making will grow worse, further extending our sales cycles, we will move quickly to adjust our business to the reality. I remain persuaded that the power of these unique solutions to change lives will ultimately succeed; however, we remain determined to maintain a strong balance sheet as this great invention finds it way permanently into educational institutions in North America, and ultimately, around the world.

While small, our international sales more than doubled in 2005, and we now have 14 value added resellers representing Fast ForWord in 20 countries around the world. It is clear that Fast ForWord software has a substantial opportunity in the international market with millions of learners seeking to become proficient in English.

Our clinical market met our expectations for the year. Our private clinicians provide a very important service to impaired learners and are a great source of referrals to the K-12 market. They also have a vast knowledge of how to effectively use Fast ForWord for a variety of learners.

Even in a disappointing year, we continue to see progress on our three key strategic and operational goals. These three goals are first, to make our Fast ForWord family of software an accepted solution in the K-12 reading intervention market; second, increase our sales capacity while continuing to improve productivity; and three, establish the science and research supporting our Fast ForWord software as a market differentiator.

Our focus on gaining acceptance for our unique reading intervention software is concentrated on three initiatives; building brand awareness; increasing our service and support touches to enable appropriate and successful use of Fast ForWord; and three, expanding our product line, as well as continuing to enhance the software for easier deployment in a K-12 environment, thus becoming easier for teachers and students to use.

During the year, we continued to conduct national executive forums, our first international brain summit, neuroscience research forums with the Center for Quality Leadership, regional brain summits, and added local brain summits to these effective marketing sessions. These intensive research-based seminars continue to attract record attendance. Approximately 70% of the attendees purchase or make additional purchases of Fast ForWord software. We are also receiving portions of other educational meeting agendas allowing our scientists, chief education officer, and consultants’ time to present this important body of research and the resulting applications.

On the implementation side, our new Progress Monitoring initiative is being very well received by our customers. This program is intended to ultimately have every Fast ForWord school receive multiple touches from phone-based experts that carefully analyze the online database of student results and then provide each site with specific recommendations for improving their effectiveness in the use of Fast ForWord software.

We are also adding territorial-based implementation consultants in selected territories in 2006. These new territorial implementation consultants will be aligned with specific account managers and work closely with these representatives in pre-sales work to insure that implementation plans are in place and then successfully executed. We are pleased that 15% of each sales dollar was dedicated to the purchase of services in 2005; this was ahead of our expectations and is critical for achieving implementation fidelity.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

We completed our third annual independent Customer Satisfaction Survey in the fall. This is an independent survey and again this survey showed extremely high ratings from our customers. Another indicator of customer satisfaction is the fact that support calls were down 9% for the year.

We released three new products to the market in 2005. These releases provided a full line of software solutions to continue the important development for the foundational cognitive skills essential to improved learning capacity and desired changes in reading proficiencies for learners from Pre-K through adults. While the Fast ForWord to Reading series uses the critical reading skills, the intent of these reading exercises is to increase the speed and efficiency of the brain processes used in reading. This is accomplished through the use of four proven neuroscience principles required to alter brain function. These principles and unique technology applications are protected by 70 patents, including a new patent which was issued in January of 2006. We have additional patents pending.

In addition to these new products, we continue to provide significant enhancements to our Gateway Edition and Progress Tracker, our unique online system that monitors student learning in precise detail. One of the significant enhancements provided in 2005 was a new auto-update feature. As a result, approximately 80% of our customers are using the current version of Fast ForWord software. This has a significant impact on current and future maintenance and support costs for us, as well as our customers.

The Fast ForWord software became compliant with the School Interoperability Framework (SIF) and was certified in the fourth quarter. We also released updates of the software to run Apple OS X operating system. All of these software advances make the Fast ForWord products increasingly easier to use and deploy in school districts. Ease of use is another critical factor in implementation fidelity.

It is our intention to release two products in 2006 for the middle and high school market segment. In developing and revising both these products, we are making effective use of our enormous database of learning results on adolescents. Both of these products, along with the Fast ForWord to Reading Series, will be important developments in allowing us to assist districts in addressing the growing literacy crisis in our middle and high schools. The middle and high school market segment will be a major focus for our marketing and sales efforts in 2006 and 2007. We will, of course, continue to provide timely enhancements to Gateway and Progress Tracker. We also initiated additional research and development actions to try to further reduce the required protocols below the current 50 minute level.

Our second goal is focused on adding sales capacity while continuing to improve the productivity of our experienced sales professionals. As discussed, we were very successful in reaching our sales capacity goal, growing 33% and maintaining this level as we enter 2006. I continue to be pleased with the quality of sales professionals we are attracting to the organization, as well as the fact that in 2005 we had no turnover in our experienced account managers with four or more years of service. It is our intention to add approximately 11% more capacity to our sales organization in 2006.

On the productivity side, we obviously failed to achieve this important goal. As discussed previously, the largest portion of our sales miss was with our most veteran account managers and in expanding existing customers. This miss is also evident in the number of transactions we closed over $100,000, which is a key metric for the business and sales productivity. In 2004, we closed 66 of these transactions and only 59 in 2005. Because of the Philadelphia transaction being in the 2004 base, the average size of these transactions dropped significantly in 2005; however, with Philadelphia excluded, the average increased slightly.

As stated earlier, the Texas funding issues were a big factor for three of our veteran reps, and the Southeast produced the biggest shortfall. With our increased sales capacity and our experienced account managers focused more broadly in the sweet spot of our market, we are anticipating a return to our 20 to 30% growth range and achieving our 2006 productivity targets with our experienced reps.

Our final goal is to establish the research and science that support the Fast ForWord software applications as a market differentiator. During the quarter, Dr. Tallal, one of our co-founders and the Co-Director and Co-Founder of the Center for Molecular and Behavioral Neuroscience at Rutgers University, made a keynote address at the Presidential Symposium of the Society for Neuroscience’s annual meeting. This is a very prestigious honor and recognition for Dr. Tallal. It is also unusual in that the Society requested that the presentation be focused on the work that Dr. Tallal and her partner, Dr. Michael Merzenich, did in bringing their basic research from the lab to a scalable solution on which more than 650,000 learners have now been enrolled, 3,800 schools and more than 5,000 clinics have been licensed to use Fast ForWord.

The Anchorage School District in Alaska produced a powerful and very informative video about the experience of one teacher and her students in using the Fast ForWord software. The video captures the teacher’s learning and experience with this brain-based intervention, as well as the perspective from students of the changes that they experienced over a short period of time in their learning and achievement. The school district has now given us permission to share this important work with the market. Anchorage has also documented the changes in student learning through more traditional research studies and tests. If you would like a copy of this video, please let Jane or me know.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

In the quarter, five more school based research studies were published, demonstrating the significant impact of Fast ForWord software in a variety of districts, schools, and students. This brings the total of published studies in the year to 49 and 82 over the past 24 months. This large and growing body of research clearly shows that Fast ForWord applications are fast, effective, and enduring in changing student reading achievement.

I will now ask Jane Freeman to provide more detail on the financial results, as well as her own perspective.

Jane Freeman- Scientific Learning Corporation - Senior VP and CFO

Thanks, Bob. Booked sales for the fourth quarter were $5.6 million, down 32% compared to the fourth quarter of 2004. For the year, booked sales were $31.5 million, down 15% compared to 2004.

As Bob said, the sales shortfall was primarily in K-12 public schools, which declined 38% to $4.8 million in the fourth quarter and 17% for the year to $28.5 million. Those numbers, excluding the Philadelphia transactions in 2004 and 2005, were a decline of 4% for the year, and Philadelphia had no impact on fourth quarter results.

This decline, in the face of growing sales pipelines and a larger base of satisfied school customers, is very disappointing. We believe the reasons for the sales miss are a function of our push to close much larger transactions in large districts, general buying caution among decision-makers, funding issues in Texas, our largest state, and very poor results in the southeast.

As Bob discussed, the shortfall for both the quarter and the year was primarily in our larger sales, which are typically expansions of existing customers. Sales to new customers were good. Sales to school districts who haven’t purchased from us before were 25% of fourth quarter business compared to 13% last year.

For the year, sales to new school districts were 24% of K-12 sales compared to 16% last year. Our strongest region in terms of growth was the Midwest.

We continued to make good progress on the sales of services to customers. On-site services were 15% of K-12 sales for the year compared to 13% last year. In the fourth quarter, the numbers were 12% in both years.

Business outside of K-12 totaled about $700,000 for the quarter and increased more than 60% compared to the fourth quarter of 2004. We had nice growth off a small base in both our international and corrections businesses. For the year, sales outside of K-12 were $3 million and increased 2% year over year.

Revenue for the quarter was $7.0 million, down 14% year over year. For the year, revenue increased 30% to $40.3 million.

As expected, we have now annualized the impact of the strategic pricing change we made in late 2004. You can see this in our fourth quarter product revenue of $4.3 million, which was more closely aligned with sales activity. Q4 product revenue declined 27% year over year. For the year, product revenue increased 33% and totaled $30.3 million.

Service and support revenue increased 18% during the quarter and was modestly below our expectations as we did not deliver all the on-site training that we had expected. For the year, service and support revenue increased 23% to $10.1 million and reflects our growing sales of services and our expanding customer base on support.

Our sales mix has a significant impact on how much revenue we recognize in the quarter. In the fourth quarter, we recognized about 55% of fourth quarter booked sales into revenue. This is higher than the last couple of quarters, and toward the high end of what we would normally expect.

For the year, gross margins improved from 78% in 2004 to 81% in 2005. Product gross margins increased from 92% to 93% due to lower material costs as a percentage of revenue and lower amortization of capitalized software. Service margins improved from 39% to 44% in 2005, due to better leverage on fixed costs.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

Gross margins in the fourth quarter were 72% compared to 79% in the fourth quarter of 2004. The primary reason for this decline was the shift in revenue mix to a higher proportion of service and support revenue, which carries a lower gross margin.

In the fourth quarter we true up expenses for the year. Those true ups had a negative 2% impact on gross margins. Product margins were influenced negatively, and service margins were positively influenced by about equal percentage points. We think full year margins are a good way to think about the ongoing margins in the lines of business.

Costs were also impacted by a true up in incentive compensation to reflect sales results. The year over year swing in the fourth quarter was $1.6 million. Because of this swing, operating expenses declined 10% year over year in the fourth quarter and totaled $6.8 million in 2005 compared to $7.6 million in the fourth quarter of 2004.

Sales and marketing expense declined 12% year over year primarily because of compensation expense. Lower audit fees also had a positive impact on G&A, which declined 21% year over year.

For the year, operating expenses were $27.4 million and increased 10%, or $2.4 million over the year. The swing in incentive compensation year over year was a minus $2.8 million. Excluding this swing, expenses would have been up in the low 20 percentage points as we added to our sales organization, our service organization and invested in increased marketing.

We had an operating loss for the quarter of $1.8 million compared to an operating loss of $1.1 million in the fourth quarter of 2004. For the year, we had an operating profit of $5.3 million compared to an operating loss of $735,000 in 2004. Because of our $69 million NOL, effective tax rate for the year was 3%.

The net loss for the quarter was $1.5 million compared to a net loss of $1.0 million in 2004. For the year, net income was $5.6 million and $0.31 per share compared to a loss of $693,000 and $0.04 per share in 2004. As previously noted, both net income and earnings per share were below our expectations.

We ended the year with $17 million of deferred revenue, almost three times fourth quarter revenue, compared to $25.8 million in 2004. As expected, short term deferred revenue declined as we recognized a higher proportion of sales up front. We expect to recognize about $11.2 million in deferred revenue over the next twelve months.

Accounts receivable totaled $3.5 million at year end, down from $5.7 million on December 31, 2004. Collections remain in good shape, with DSOs on booked sales at 57 days this year compared to 62 at the end of last year.

We used $2.0 million in cash from operating activities in Q4. This reflects both the sales shortfall and some early payment on commissions and other activities. Last year we used about $24,000 in the fourth quarter.

For the year, we used $2.1 million in cash from operating activities. In 2004, we generated $6.3 million in cash from operating activities. The difference reflects lower sales, higher spending and lower accrued liabilities.

At year end, we had received payment on almost all of the outstanding officer loans and had $296,000 left. We’ve now received the balance.

We ended the year with $12.1 million of cash and short term investments compared to $10.3 million on December 31, 2004.

Despite our disappointment in2005 results, we are optimistic about sales growth in 2006 and believe our target range of 20% to 30% is both realistic and achievable. We see no reason the sales cycle will slow further. We have a larger and more experienced sales force, more market awareness in the Fast ForWord products and a larger installed base to serve both as references and expansion.

2006 will be the third year of a transition that began when we made a strategic pricing change at the end of 2004. While we believe we have fairly easy comparisons this year from a sales perspective, comparisons will be very challenging from a P&L perspective.

In 2005 revenue exceeded sales by $8.9 million. 2006 is expected to represent a more normal pattern, with revenue below sales.

As a result of the 2005 sales mix, we are more cautious, and we are reducing our guidance for 2006. Sales are expected to be in the range of $38 to $41 million, an increase of 20% to 30%, while revenue is expected to be in the range of $36 to $38 million, a decline of about 5% to 10%. The

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

decline in revenue is expected to be entirely on the product side, because it was product revenue that was impacted by the change to up front accounting. Service and support revenue is expected to continue to increase, reflecting our growing customer base.

Because of the large amount of deferred product revenues that rolled off in the first half of 2005, we expect that total revenue in the first and second quarters will be below the levels of last year, and we won’t begin to see positive comparisons until the third quarter.

In the first quarter we expect to recognize about $3.8 million of our deferred revenue balance.

We expect a higher proportion of service and support in the revenue mix in 2006. While software and service and support margins should remain fairly stable, we expect that this change in mix will put a couple of points of pressure on overall gross margins.

We expect to implement FAS 123R as required in the first quarter. FAS 123R expense for share based compensation is expected to total about $1.7 million for the year. Just for comparison, the expense in the footnote in the 2005 10K is $2.0 million.

Excluding stock compensation, we expect operating expenses to increase in the mid to high single digits. This expense growth will continue to be driven by additions to our sales and service organizations and a more normal level of incentive compensation.

Reflecting the lower revenue and the pick up in FAS 123R expense, we expect to record a loss for the year between $1 and $2 million and a loss per share of $0.06 to $0.12.

Excluding 123R, reported results would be in the range of $700,000 profit to a $300,000 net loss. Because sales will be above revenue, we expect to build deferred revenue during the year. Cash flow from operating expenses will be positive at the high end of our growth targets and modestly negative at the low end.

Historically, we have used cash in the first quarter of every year. Seasonally, it is our smallest sales quarter. In addition, spending is high due to year-end compensation payouts, heavy marketing spending and the national sales and service meeting and quota club. We expect that we will be cash flow negative in the first quarter of 2006 as well.

2006 is the final year of P&L transition from the changes we made in 2004. In 2007, we expect that sales and revenue growth will be more closely aligned.

And now I’d like to turn the call back over to Bob.

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Thanks, Jane. 2005 was a very challenging year. Strong revenue and profit growth was greatly diminished by our first year-on-year sales decline. Our inability to forecast this miss and the size is even more unacceptable. This surprise is definitely not the result of a lack of attention, discipline, or effort.

We are optimistic about getting our unique, growing family of Fast ForWord software back on our historical growth track. We have acted to refocus our sales and marketing resources on what we consider to be the sweet spot of the market. We have been successful in significantly adding to our sales capacity to support this broader focus, and we are retaining our top performers. We believe the improved funding environment, increased accountability requirements, a new funding formula in Texas, and strengthened sales management team will get our sales back into the 20 to 30% growth range.

Our strategic and operational goals remain focused on making Fast ForWord an accepted solution in the reading intervention market, increasing our sales capacity while driving productivity with our experienced account managers, and building our science and research as a differentiator. Our sales pipelines remain at record levels, representing the opportunity to return our sales growth to the targeted range

We are carefully examining every area of the business to insure that resources are being used effectively to drive market penetration by speeding decisions in our prospect base, as well as internally. We continue to look for ways to gain greater marketing leverage in effectively presenting and selling our different, but solid body of science and research to address the substantial problem of millions of struggling readers. The achievement results emerging from our existing district customers should provide the fuel for getting our expansion growth back on track.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

I remain very optimistic about the power of this important learning innovation. It does quickly change lives, and I believe the results will ultimately win the battle for mind share; however, we are prepared to quickly alter our approach to ensure that we maintain the health of our balance sheet while sustaining the business in bringing this great innovation to the worldwide learning market. I would emphasize that in the near term our primary focus remains on the K-12 market in North America while we continue to explore, learn, and position for growth in other markets, such as international and corrections. We appreciate your continued interest and support.

Operator, we will now be glad to take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of Kirsten Edwards with ThinkEquity Partners. Please proceed.

Unidentified Audience Member

Hi guys. It’s actually Ryan instead of Kirsten.

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Hey Ryan.

Unidentified Audience Member

Hey, how’s it going?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Good.

Unidentified Audience Member

Good. In regards to your booked sales guidance of 20 to 30%, can you give us any color as to where the growth will come? Is it going to be front-end loaded, back-end loaded or evenly spread out?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

We actually think the growth is going to be stronger in the last half of the year. The main reason for that is we think the Texas Legislature will not act until the June deadline. Faster action would release what we think is some pent up demand, but we think it will be June, and then we will be into fall when they start to see the money. So that’s one of the big factors.

Jane Freeman - Scientific Learning Corporation - Senior VP and CFO

Ryan, the other thing I might just mention is that this was a very unusual year in terms of the seasonality of our K-12 sales, and so part of the reason that we think it might be back-end loaded is because we expect to see a more normal pattern of seasonality. Usually, the fourth quarter is much stronger than it was this year.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

Unidentified Audience Member

Okay, thanks. With your strong pipeline, do you think that will be able to support the 20, 30% booked sales growth heading into 2007?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

We certainly -- even at using now lower close range ratios the numbers that we have if there’s not a deterioration in these sales cycles - a further deterioration in sales cycles certainly the pipeline is adequate to support the 20, 30% growth.

Unidentified Audience Member

Okay, thanks. Could you just give us what sales force attrition was in 2005, as well as year to date in 2006?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

There was a 20% attrition in the sales organization for 2005. That’s eight people. Seven of those were what we call positive turnover. In other words, it’s forced turnover. We lost one account manager, a first year rep that we didn’t want to lose, but one that we quickly replaced. We’ve had no turnover in the current year.

Unidentified Audience Member

Okay.

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

And again Ryan, as I just mentioned, we lost none of our senior people, so we’ve had real consistency in our senior reps. The attrition tends to be with the first and second year reps. Even when you’re hiring proven sales veterans with experience in selling technology based solutions, it’s hard to know whether or not they can sell this innovation. There’s no district call for a neuroscience based solution, so you have to create your buying event here. We move very quickly if it’s not a good fit.

Unidentified Audience Member

Okay, thanks. Just one last question. Is there any reason for us to believe that these lengthened purchase decisions should improve in 2006?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Well we’re not assuming there will be a big improvement. That’s not the basis on which we’ve built the plan. We believe we can get to our projected sales growth with the pipeline in ranges we experienced, and if the pipeline does not deteriorate. Now, if you look at this funding environment, and if more state money pours into K-12 education, even though that’s not a big source for us, you can argue that educators might in fact act faster when there’s some pent up demand, but we’re not assuming that. So we just believe the purchase cycle will not lengthen further.

Unidentified Audience Member

Okay, great. Thanks. I’ll pass it on.

Operator

Your next question comes from the line of [Lynn Schietler]. He’s a private investor. Please proceed.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

Lynn Schietler Private Investor

Hi guys. Your perseverance should be acknowledged in trying to bring this important innovation to children who really need it, and it seems clear from this lengthy conference call that you’re paying enormous attention to the details of the business in trying to right the ship, but nonetheless the performance has led to very low institutional ownership, very low and scant trading volume, and almost non-existent analyst coverage. Can you comment on any attention you might be paying to that aspect of running a public company, and have you guys, with the Board, considered any strategic alternatives such as selling the business, which might put it in a better home for getting the intervention more broadly out there? And finally, is the large block owned by one institutional holder - insider an impediment in any way to that?

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Well, we are thinly traded. We’re closely held. Approximately 50% of our stock is held by Warburg Pincus, and another 20% is held by insiders, officers and others. We also have one major investor that has, I think, 8% holdings, so we just don’t have a lot of public float. And even beyond that, most of our investors are long term investors and tend to buy and hold, and not trade. So there’s not a lot of trading activity. We’ve had more this year because we had some former officers that had loans, and they needed to sell to repay those loans; but typically, we don’t have a lot of activity.

Jane Freeman and I probably spoke at, at least three or four investment conferences. We also made visits, and in two cases, sponsored by ThinkEquity, who does have coverage of us and met with investors in New York, Boston and here, in the Bay Area. We’ve got more of those trips planned for this year.

We have considered and looked for acquisitions that would fit with our strategic approach. We’ve not been successful at reasonable prices of finding something that fits in the area. We constantly look for strategic partnerships and leverages that would help us, but we actually believe Warburg has been a great investor. They were a very early investor. Rod Moorhead, a partner at Warburg, serves on our Board, is a great Board member, and they’ve been a very patient, a very good investor, and we see that relationship as no impediment. I think they’re a great shareholder and have the interest in this innovation succeeding. Getting more float in the stock is a challenging problem. We believe that this problem will solve itself over the long haul, as we grow, if we can get back to our consistent sales growth.

Lynn Schietler Private Investor

All right, well good luck and you’re doing important work. Thanks for taking the question.

Operator

[OPERATOR INSTRUCTIONS] Mr. Bowen, we have no further questions in the queue.

Bob Bowen - Scientific Learning Corporation - Chairman and CEO

Well Jane and I will be available to take calls today or tomorrow so if you have follow-on questions that you want feel free to give either one of us a call. Again, we thank you for your participation and your support.

Operator

Thank you ladies and gentlemen for participating in today’s conference. This concludes the presentation. You may all now disconnect. Have a great day.

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FINAL TRANSCRIPT
Feb. 23. 2006 / 2:00PM, SCIL - Q4 2005 Scientific Learning Earnings Conference Call

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Fourth Quarter		Year Ended December 31,

	2004	2005	2004	2005	2006 Estimated Range

Booked Sales	$8,212	$5,580	$37,260	$31,538	$38,000	$41,000
Less Revenue	8,153	6,983	30,976	40,319	36,000	38,000

Net (Decrease) increase in current and long-term deferred	$59	$(1,403)	$6,284	$(8,781)	$2,000	$3,000

Beginning balance in current and long-term deferred	25,725	18,406	19,500	25,784	17,003	17,003
Ending balance in current and long-term deferred	$25,784	$17,003	$25,784	$17,003	$19,003	$20,003

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2006 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company's products by target customers; seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company's ability to recruit and retain key personnel; the Company's ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company's SEC reports.

February 23, 2006